Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****],
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT, IF PUBLICLY DISCLOSED.

Investment Agreement

This Investment Agreement (this “Agreement”) is entered into between CCC Marketing Co., Ltd. (the “CCC”) and Re.Ra.Ku. Co. Ltd. (“Re.Ra.Ku.”) and Kouji Eguchi (“Eguchi”).

Article 1 (Purpose of this Agreement)

The purpose of this Agreement is for CCC to contribute to Re.Ra.Ku. set forth in Article 2 (the “Investment”) in order to enhance the Re.Ra.Ku.’s enterprise value and mutually cooperate for achievement of Re.Ra.Ku.’s initial public offering.

Article 2 (Description of Investment)

Re.Ra.Ku. shall issue and CCC shall acquire new common stocks as set forth below (the “Stock”) in accordance with resolutions of the extraordinary shareholders’ meeting, class meeting of common shareholders, class meeting of Class A shareholders, and meeting of the board of directors held on December 21, 2016. Re.Ra.Ku. has conducted a 100-for-1 stock split of its Stock effective as of the end of December 21, 2016, and such the stock split is reflected in the description below.

Company’s Name	Re.Ra.Ku. Co. Ltd.
Number of Authorized Shares	100,000 shares
Class and Amount of Shares Subject to Issuance	25,000 shares of common stock
Issuing Price	JPY [****] per share
Amount of Contribution for Issued Shares	JPY [****]
Due Date for Contribution	December 28, 2016
Relevant Provision of Articles of Incorporation	Article 7 (Restriction on Transfer of Shares) Transferring any shares of the Company shall be subject to approval by the board of directors of the Company.

Article 3 (Representations and Warranties of Facts by Re.Ra.Ku. and Eguchi)

1. As a fundamental condition of the execution of this Agreement and the investment by CCC, each of Re.Ra.Ku. and Eguchi represents and warrants to CCC as truth the following facts:

(1) Re.Ra.Ku. has provided to CCC any documents requested by CCC prior to the execution of this Agreement, and all of those documents are the latest;

(2) Re.Ra.Ku. is a corporation legally incorporated under the laws of Japan and validly existing, and has full authority necessary to conduct the business. Re.Ra.Ku. has necessary capacity and authority to execute this Agreement and perform its responsibility, and no execution and performance violates the Articles of Incorporation of Re.Ra.Ku. or any other rules or contracts to which Re.Ra.Ku. is a party, and all processes necessary for license, permission, filing, etc., in connection with the execution or performance are completed and do not breach any conditions if such conditions are attached;

(3) resolutions of each of meetings of shareholders and the board of directors, set forth in Article 2, necessary to carry out the Investment, have been rightly and lawfully adopted;

(4) as of the execution date of this Agreement, Re.Ra.Ku., Eguchi, or any interested persons, etc., shareholders or clients, etc. of the Re.Ra.Ku. or Eguchi are not an anti-social force or quasi-anti-social force (“Anti-Social Force, etc.”), are not in cooperation with or involved in keeping or operation of Anti-Social Force, etc. through a supply of money or the like to the Anti-Social Force, etc., or do not have any relations with the Anti-Social Force, etc.. Additionally, Re.Ra.Ku. and Eguchi hereby affirm that neither Re.Ra.Ku. nor Eguchi will have any relationships with Anti-Social Forces, etc.;

(5) representations and warranties made by Re.Ra.Ku. and Eguchi hereunder and documents and information provided by Re.Ra.Ku. and Eguchi for the execution of this Agreement are true and accurate and not missing any necessary facts the lack of which could mislead in all material respects; and

(6) with respect to potential stocks issued by Re.Ra.Ku., the matters stipulated in the corporate register provided by Re.Ra.Ku. as of September 23, 2016 and the information provided as of December 21, 2016 are full and complete, and no other potential stocks exist.

2. CCC shall make Re.Ra.Ku. recorded to CCC’s shareholder registry as a shareholder promptly after the Investment has been carried out.

Article 4 (Matters Subject to Prior Approval)

Re.Ra.Ku. shall obtain a prior approval in writing by CCC for the following matter:

(1) Filing of dissolution, bankruptcy, institution of corporate reorganization (kaisha kosei), the institution of civil rehabilitation (minji saisei), institution of corporate liquidation, institution of special liquidation (tokubetsu seisan) or any institution of other bankruptcy proceedings; and

(2) Repurchase of shares by Re.Ra.Ku.; and

(3) merger, share exchange, share transfer (kabushiki iten), transfer of business, assumption of business, company split (kaisha bunkatsu) or any consolidation of companies or any alliance by capital with third parties.

Article 5 (Matters Subject to Prior Notification)

Re.Ra.Ku. shall notify CCC of facts, in case of matters under the following (1) through (7), prior to a resolution by the board of directors; in case of a matter under the following (8), promptly after any anticipation of the facts, in case of any hardship to anticipate, promptly after the event occurs:

(1) determination or change of anticipated timing of listing to any public stock market (including the listing to any stock exchange outside of Japan by depositary receipts) (the “IPO”), an anticipated market for the public offering, or underwriter company;

(2) elimination of treasury stock, decrease in paid-in capital, or any other change in paid-in capital (including decrease in statutory reserve);

(3) sale of significant assets;

(4) substantial amount of loan, and substantial amount of repayment of loans;

(5) personnel changes affecting operation;

(6) amendment to the articles of incorporation and other matters for a special resolution at a meeting of shareholders; and

(7) any other matters that materially affect operation of Re.Ra.Ku.

Article 6 (Matters Subject to Report)

Re.Ra.Ku. shall report to CCC the following matters promptly:

(1) matters recorded in the corporate register (delivery of a copy certifying entire items of the corporate register after the completion of update of the record);

(2) monthly balance (delivery of trial balance);

(3) description of closing balance and tax return (delivery of balance sheet, profit/loss statement, form of tax return, and their supplemental notes);

(4) changes in constituents of shareholders (delivery of shareholders’ registry after the change); and

(5) status of business performance, prospective business plan, and anything representing company’s present status (delivery of business plan, projection of profit/loss, and projection of working capital).

Article 7 (Resignation or Departure of Directors)

1. Unless permitted by CCC beforehand, Eguchi shall not resign a director of Re.Ra.Ku. before the end of his term or refuse reappointment as a director of Re.Ra.Ku. at the end of his term.

2. Eguchi shall not, whether directly or indirectly, engage in any business competing with Re.Ra.Ku., by himself or through any third parties, during his term as a position of director, corporate auditor or employee of Re.Ra.Ku., and for two years after Eguchi is no longer at the position of director, corporate auditor or employee of Re.Ra.Ku. due to his own fault.

3. The preceding paragraph shall include, but not limited to, cases where Eguchi become an officer or employee of a company, legal entity, or partnership, etc., engaging in the same business as or competing with the one operated by Re.Ra.Ku. and other affiliates.

Article 8 (Investigation)

As it may be necessary, CCC may investigate accounting books of Re.Ra.Ku. and other important documents at the head office or other offices of Re.Ra.Ku., and demand Re.Ra.Ku. to report the status of its business activity. In case Re.Ra.Ku. is requested to provide documents or books by CCC or report the status of its business activity, Re.Ra.Ku. shall respond in an immediate manner.

Article 9 (Right to Attend Meeting of Board of Directors)

1. If CCC requests, a person who is designated by the CCC may attend a meeting of the board of directors of Re.Ra.Ku. and similar important management meetings as an observer, and may provide an opinion.

2. When Re.Ra.Ku. holds any meeting set forth in the foregoing paragraph, Re.Ra.Ku. shall notify the person set forth in the foregoing paragraph of the meeting and its proposals by e-mail or telephone no later than one (1) week; provided, however, that Re.Ra.Ku. is allowed to call the meeting on an “as soon as possible” basis, if it is urgent.

Article 10 (Confidentiality)

CCC and Re.Ra.Ku. shall maintain confidential any non-public information in connection with the counterparty that has been received pursuant to this Agreement, and shall not disclose to any third party without the counterparty’s prior consent or reasonable grounds; provided, however, that non-public information shall not include any information that was in the public domain at the time when CCC and/or Re.Ra.Ku. received the information, any information that became public without CCC’s fault after the receipt of the information, or any information that the CCC and/or lawfully received from any third party.

Article 11 (End of this Agreement)

1. This Agreement shall end when any of the following events occurs:

(1) event where all the parties hereto reach an agreement whereby this Agreement will be terminated;

(2) event where the IPO of Re.Ra.Ku. is completed; or

(3) event where CCC has not become a shareholder or is no longer a shareholder.

2. The end of this Agreement shall be effective prospectively, and shall not affect any rights and obligations that arose out of this Agreement prior to the consummation hereof, except for cases otherwise set forth herein.

Article 12 (Demand for Purchase of Stock)

1. If Re.Ra.Ku. and/or Eguchi fall into any of the following events, CCC may demand Re.Ra.Ku. and/or Eguchi to purchase all or part of stocks owned by CCC at a price of the issuing price set forth in Article 2 or fair price, whichever is higher:

(1) event where either of Re.Ra.Ku. or Eguchi fails to perform any obligation hereunder and fails to cure no later than 30 days after receiving a demand for cure made by CCC; and

(2) event where warranties hereunder are untrue in material respects, or an event where Re.Ra.Ku. and/or Eguchi fails to provide information that is considered as necessary and significant in order for CCC to contemplate whether to carry out the Investment.

2. In applying the foregoing paragraph, if Re.Ra.Ku. may not repurchase its own shares due to the laws and regulations after a demand for repurchase of shares owned by CCC, Re.Ra.Ku. shall promptly designate a third party who purchases the shares at the price set forth in the foregoing paragraph and cause the third party to purchase the shares owned by CCC.

Article 13 (Compensation for Damages)

If CCC incurred any damages due to the breach of any obligations hereunder or representations and warranties by Re.Ra.Ku. or Eguchi, Re.Ra.Ku. shall compensate for such damages and expenses (including attorney costs to the extent reasonably necessary for CCC to deal with them) that are in the scope of a reasonable causation, out of damages incurred by CCC.

Article 14 (Consultation/Others)

1. If it is likely that any performance pursuant to each of the provisions hereof becomes difficult, Re.Ra.Ku. and Eguchi shall inform CCC of that fact promptly, and CCC, Re.Ra.Ku. and Eguchi shall discuss and determine how to address it.

2. Any matters not stipulated in this Agreement and any doubts arising out of interpretation of this Agreement shall be discussed and determined by CCC, Re.Ra.Ku., and Eguchi.

3. No parties shall assign, set an encumbrance in, or dispose of any rights or obligations in connection with this Agreement to any third parties without prior written consent by the other party.

4. This Agreement shall be governed by the laws of Japan.

5. The Tokyo District Court shall have exclusive first instance jurisdiction over any and all disputes among the parties hereto arising out of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have prepared this Agreement in triplicate, and each of the CCC, Re.Ra.Ku., and Eguchi has held one copy.

December 22, 2016

CCC:	16-17 Nampeidaicho, Shibuya-ku, Tokyo CCC Marketing Co., Ltd. Nobu Takeda, Representative Director [Stamped Seal]

Re.Ra.Ku.:	Column Minami-Aoyama 4F, 7-1-5 Minami-Aoyama, Minato-ku, Tokyo Re.Ra.Ku. Co., Ltd. Kouji Eguchi, Representative Director [Stamped Seal]

Eguchi:	3-5-1-1504, Itabashi-ku, Tokyo Kouji Eguchi [Stamped Seal]